Exhibit 99.1

Contact: Jennifer Cook Williams

Director

Corporate Communications

and Investor Relations

650-266-3200

CELL GENESYS REPORTS THIRD QUARTER FINANCIAL RESULTS

SOUTH SAN FRANCISCO, CA, October 27, 2003-Cell Genesys, Inc. (Nasdaq: CEGE) reported a net loss of $2.9 million, or $0.07 per share, for the quarter ended September 30, 2003. This compares with a net loss of $12.7 million, or $0.35 per share, in the same quarter of 2002. The reduction in net loss compared with the comparable quarter of 2002 can be attributed primarily to revenue from collaborations recognized during the quarter. Cell Genesys ended the quarter with approximately $182.3 million in cash and investments, including restricted cash and investments, and in addition, held approximately 7.7 million shares of its former subsidiary, Abgenix, Inc. The increase in cash and investments during the quarter from $134.8 million can be attributed to payments from collaborations including a newly announced alliance with Novartis AG for oncolytic virus therapies, as well as the signing of a $35.0 million term loan secured by certain of the company's property assets.

Revenues for the quarter ended September 30, 2003 were $15.7 million compared with $1.5 million for the comparable period in 2002. The increase in revenues relates to amounts recognized under certain collaborations, including revenue from a GVAX® cancer vaccine collaboration agreement that was terminated in 2002. The company's research and development costs for the quarter were $20.4 million, compared with $19.5 million for the third quarter of 2002.

"We are pleased with our overall progress during the third quarter and remain highly focused on advancing our lead product candidate- GVAX® prostate cancer vaccine-into Phase 3 clinical trials," stated Stephen A. Sherwin, M.D., chairman and chief executive officer of Cell Genesys. "We were also very glad to announce this quarter the signing of a global strategic alliance for our oncolytic virus therapies with Novartis, one of the world's leading oncology companies."

Third Quarter 2003 and Other Recent Highlights:
  Announced a global alliance with Novartis AG for the development and commercialization of oncolytic virus therapies. Under the agreement, Cell Genesys acquired exclusive worldwide rights to the oncolytic virus therapy products and related intellectual property of Genetic Therapy, Inc. (GTI), an affiliate of Novartis, and received a signature payment of $28.5 million from Novartis. In exchange, Cell Genesys has issued to Novartis 1,999,840 shares of common stock with the result that Novartis has become the holder of approximately five percent of Cell Genesys' currently outstanding common stock.
  Reported long-term follow-up data from a Phase 1 clinical trial of GVAX® melanoma vaccine, a patient- specific vaccine made directly from patient tumor biopsies. Of the 35 patients enrolled in this early study, 10 patients (29 percent) were reported to be alive with a minimum follow-up of 36 months, including four patients without evidence of recurrent disease following surgical resection of their tumors. One complete response, one partial response and one mixed response were observed following the initial treatment period, and the overall median survival was 15 months. Treatment with GVAX® vaccine was safe and well tolerated in the outpatient setting, and vaccine was successfully manufactured in 97 percent of the enrolled patients. These data were reported in the September 1st issue of the Journal of Clinical Oncology-the official journal of the American Society of Clinical Oncology.
  Announced that Cell Genesys reached an agreement with the pharmaceutical division of Japan Tobacco Inc. (JT) regarding approximately $16.8 million in clinical and patent-related milestone and wind down payments arising from a former collaboration agreement with JT for GVAX® cancer vaccines which was terminated in October 2002. Under the agreement, JT paid Cell Genesys approximately $8.3 million in cash and waived $8.5 million in future repayment obligations for capital expenditures associated with Cell Genesys' manufacturing facilities in Hayward, CA and Memphis, TN. Cell Genesys currently holds worldwide commercial rights to its entire portfolio of GVAX® cancer vaccine products.
  Signed a $35 million term loan with Silicon Valley Bank, a subsidiary of Silicon Valley Bancshares. This debt financing is secured by certain of the company's property assets and the proceeds are not classified as restricted cash. The terms of the loan specify that the majority of the principal be repaid in 2008. The funds will be used for general business purposes including the funding of the company's multiple ongoing clinical trials of GVAX® cancer vaccines and oncolytic virus therapies.

Cell Genesys is focused on the development and commercialization of novel biological therapies for patients with cancer. The company is pursuing three cancer product platforms- GVAX® cancer vaccines, oncolytic virus therapies and antiangiogenesis therapies. Clinical trials of GVAX® vaccines are under way in prostate cancer, lung cancer, pancreatic cancer, leukemia and myeloma. Clinical programs of oncolytic virus therapies include CG7870 for prostate cancer. Preclinical studies are in progress for additional GVAX® cancer vaccines, oncolytic virus therapies and antiangiogenesis therapies for multiple types of cancer. Cell Genesys' majority- owned subsidiary, Ceregene, Inc., is focused on gene therapies for neurologic disorders. Cell Genesys also continues to hold an equity interest in its former subsidiary, Abgenix, Inc., an antibody products company. Cell Genesys is headquartered in South San Francisco, CA and has manufacturing operations in San Diego, CA, Hayward, CA and Memphis, TN. For additional information, please visit the company's website at www.cellgenesys.com.

Cell Genesys will host its quarterly conference call to discuss events that occurred during the third quarter of 2003 at 8:30 a.m. PST on Tuesday, October 28, 2003. Investors may listen to the webcast of the conference call live on Cell Genesys' website. A replay of the webcast will be available for at least 48 hours following the call. Alternatively, investors may listen to a replay of the call by dialing 800-475- 6701 from locations in the U.S. and 320-365-3844 from outside the U.S. The call-in replay will be available for 48 hours following the call. Please refer to access number 703287.

Statements made herein about the company and its subsidiaries, other than statements of historical fact, including statements about the company's progress, results and timing of clinical trials and preclinical programs and the nature of product pipelines are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials and research and development programs, the regulatory approval process for clinical trials, competitive technologies and products, patents, continuation of corporate partnerships and the need for additional financings. For information about these and other risks which may affect Cell Genesys, please see the company's Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 31, 2003 as well as Cell Genesys' reports on Forms 10-Q and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.

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[10/27/03]

CELL GENESYS, INC.
SELECTED CONSOLIDATED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited, in thousands except per share data)

                                                    Three months ended               Nine months ended
                                                       September 30,                  September 30,
                                               -----------------------------  ------------------------
                                                     2003             2002         2003         2002
                                               -------------     -----------  -----------  -----------
Revenue under collaborative agreements........ $      15,710    $      1,476       16,761  $    37,173
                                               -------------     -----------  -----------  -----------

Operating expenses:
  Research and development....................        20,371          19,490       64,007       53,853
  General and administrative .................         6,439           3,370       18,410       11,376
  Purchased in-process technology ............                          (186)          --         (186)
                                                -------------     -----------  -----------  -----------
Total operating expenses......................        26,810          22,674       82,417       65,043
                                                -------------     -----------  -----------  -----------
Loss from operations..........................       (11,100)        (21,198)     (65,656)     (27,870)
Gain on sale of Abgenix, Inc. common stock....         2,617              --        9,905           --
Interest and other income.....................           918           2,649        4,199        7,231
Interest expense..............................        (1,412)            (72)      (3,122)        (917)
                                                -------------     -----------  -----------  -----------
Loss before minority interest and income taxes        (8,977)        (18,621)     (54,674)     (21,556)
Loss attributed to minority interest..........            --              --           --           96
                                                -------------     -----------  -----------  -----------
Loss before income taxes......................        (8,977)        (18,621)     (54,674)     (21,460)
Income tax benefit............................         6,063           5,909       15,289        6,411
                                                -------------     -----------  -----------  -----------
Net loss...................................... $      (2,914)   $    (12,712)     (39,385) $   (15,049)
                                                =============     ===========  ===========  ===========
Basic and diluted net loss per common share... $       (0.07)   $      (0.35)       (1.05) $     (0.42)
                                                =============     ===========  ===========  ===========
Weighted average shares of common stock
     outstanding - basic and diluted..........        38,898          35,830       37,680       35,700
                                                =============     ===========  ===========  ===========

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

                                                    September 30, 2003      December 31, 2002
                                                    ------------------      -----------------
                                                     (unaudited)               (Note. 1)
Cash, cash equivalents and short-term investments,
   including restricted cash and investments.......... $     182,315           $    166,905
Receivable from Transkaryotic Therapies, Inc..........          --                   15,000
Investment in Abgenix, Inc. common stock..............       111,489                 64,076
Other current assets..................................         2,534                  1,340
Property and equipment, net...........................       173,911                157,215
Other assets..........................................           812                  1,312
                                                       -------------          -------------
Total assets.......................................... $     471,061           $    405,848
                                                       =============          =============

Deferred tax liability................................ $      42,062           $     23,147
Deferred revenue......................................         9,120                  5,871
Other current liabilities.............................        24,401                 34,033
Noncurrent portion of debt financing..................        95,559                 51,656
Noncurrent portion of facility lease obligation.......        51,937                 52,361
Series B preferred stock..............................         2,354                  7,632
Stockholders' equity..................................       245,628                231,148
                                                       -------------           ------------
Total liabilities and stockholders' equity............ $     471,061           $    405,848
                                                       =============          =============

Note 1. Derived from audited financial statements.